Exhibit 21.1

List of Subsidiaries

Subsidiaries

Name	Jurisdiction of Incorporation
Atlas TC Holdings LLC	Delaware
Atlas Intermediate Holdings LLC	Delaware
Atlas Technical Consultants Sole Member LLC	Delaware
Atlas Technical Consultants LLC	Delaware
ATC Sole Member LLC	Delaware
Arrow Environmental Holdings GP LLC	Delaware
Arrow Environmental Holdings LP	Delaware
ATC Group Partners LLC	Delaware
ATC Group Holdings LLC	Delaware
ATC Group Services LLC	Delaware
Sage ATC Environmental Holding LLC	Delaware
Sage ATC Environmental Consulting LLC	Delaware
Dexter ATC Field Services LLC	Delaware